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                          October 23, 2020

       Chiyuan Deng
       Chief Executive Officer
       AB INTERNATIONAL GROUP CORP.
       48 Wall Street, Suite 1009
       New York, NY 10005

                                                        Re: AB INTERNATIONAL
GROUP CORP.
                                                            Form S-1
                                                            Filed October 16,
2020
                                                            File No. 333-249514

       Dear Mr. Deng:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Stacie
Gorman at 202 551-3585 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Real Estate & Construction